Filed pursuant to Rule 433 Registration Statement Nos. 333-162219 and 333-162219-01 August 11, 2011

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Capital Protected Notes

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# Steepener linked to the USD CMS 30 years - USD CMS 2 years

78009KSD5

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Product Detail | Underlying Detail | Interactive Chart

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| Ref.: n/a | Bid: | 101.60 % | Ask: | 102.60 % | % change: +2.75 %** |
|---|---|---|---|---|---|

Last update: 08/10/11 View performance over: Push Bid


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## Product Facts

| | |
|---|---|
| Product type | Capital Protected |
| Underlying | USDCMS30Y (LIBOR-A) |
| Currency | USD |
| Issue Size (USD 000's) | $ 7,500 |
| Settlement Date | 04/15/11 |
| Principal Protection | 100.00 % |
| Maturity | 04/12/26 |
| Underlying currency | USD |
| Ratio | 1:1 |
| Quanto | No |

## Performance & Statistics

| | |
|---|---|
| Daily high | 102.41 |
| Daily low | 101.36 |
| Yearly high (06/01/11) | 107.23 |
| Yearly low (07/07/11) | 92.63 |
| All Time High (06/01/11) | 107.23 |
| All Time Low (07/07/11) | 92.63 |

## Codes

| | |
|---|---|
| CUSIP | 78009KSD5 |

## Top 5 Capital Protected

| | |
|---|---|
| Steepener linked to the USD CMS 30 Years - USD CMS 2 years | +4.19 %** |
| Steepener linked to the USD CMS 30 years - USD CMS 2 years | +3.71 %** |
| Steepener linked to the USD CMS 10 years - USD CMS 2 years | +3.27 %** |
| Callable Floating Rate Note linked to the 3 Month LIBOR | +1.06 %** |
| Leveraged CPI Linked Securities With Fixed First-Year Coupon | +0.72 %** |

Download Prospectus (654 KB)

**Please read the relevant prospectus, which contains material terms of the securities and important risks that you should consider, before investing. Capital Protected Notes protects your principal invested only against any decline in the underlying market measure at maturity. They are not guaranteed or insured by the Federal Deposit Insurance Corporation (FDIC) or secured by collateral, nor are they obligations of or guaranteed by the UK government. All payments due on Capital Protected Notes remain subject to the credit risk of the issuer and its parent company.**

## Disclaimer

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If you are a registered representative or a financial professional and would like additional information about the offerings above, please contact Private Investor Products North America at 1-866-PIP-IDEA (1-866-747-4332).

Information on the website regarding the performance of a security or the underlying or any other financial instrument always relates to the past. **Past performance is not indicative of future results.**

SEC Legend The Royal Bank of Scotland N.V. (["]RBS N.V. ["]) and The Royal Bank
of Scotland plc (["]RBS plc["]) have each filed a registration statement
(including a prospectus) with the United States Securities and Exchange
Commission (the ["]SEC["]) for the offering of securities that are issued by RBS
N.V. and guaranteed by RBS Holdings N.V. or that are issued by RBS plc and guaranteed by The Royal Bank of Scotland Group plc. Before you invest in any securities referenced on this website, you should read the prospectus in the relevant registration statement and other documents that have been filed with the SEC for more complete information about relevant issuer and guarantor, and their respective offerings. You may get these documents for free by visiting
EDGAR on the SEC's website at www.sec.gov. Alternatively, RBS N.V., RBS plc, or their affiliates will arrange to send you the prospectus if you request it by calling toll free 1 -(888) 644-2048.

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